Exhibit 99.1

[LOGO OF U.S. AIRFORCE]

MEDIA RELEASE

United States Air Force

SECRETARY OF THE AIR FORCE PUBLIC AFFAIRS, 1690 AIR FORCE Pentagon, Washington DC 20330-1690

Telephone: (703) 695-0640        Fax: (703) 614-7486

July 24, 2003

Air Force Announces Inquiry Results

WASHINGTON—The Air Force announced today that it has determined that The Boeing Company has committed serious violations of federal law based on its review into allegations of wrongdoing by Boeing during the 1998 Evolved Expendable Launch Vehicle (EEL V) source selection. As a result, the Air Force will suspend three Boeing Integrated Defense System business units and three former Boeing employees from eligibility for new government contracts. The suspensions are issued against The Boeing Company’s Launch Systems, Boeing Launch Services and Delta Program business units as they existed in the Boeing organizational structure as of July 21, 2003. This suspension will apply to these business units regardless of where they fall in any Boeing reorganization.

The individuals suspended are William David Erskine, former ground operations lead on Boeing’s EELV program; Kenneth V. Branch, former senior engineer/scientist on Boeing’s EELV program; and Larry Dean Satchell, a former member of Boeing’s EELV proposal team.

In addition, the Air Force will notify Boeing of its intent to reallocate launches under its existing EELV contract, which was awarded in October 1998 and is known as

Buy I. Under this reallocation the Air Force will reduce the total number of Boeing Buy I Delta IV launches from 19 to 12. The Air Force will increase the total number of Lockheed Martin Buy I Atlas V launches from 7 to 14.

INQUIRY/2-2-2

Further, the Air Force will permit Lockheed Martin to develop a west coast launch capability at Vandenberg AFB by upgrading an existing launch facility.

The Air Force also announced the results of its EELV Buy II decision. The Air Force disqualified Boeing from the award of three Buy II launches and plans to award Lockheed Martin three Buy II launches from Vandenberg AFB.

“Our inquiry into Boeing found that they were in possession of thousands of pages of Lockheed Martin proprietary EELV documents during the 1998 source selection,” said Under Secretary of the Air Force Peter B. Teets. “As a matter of policy we do not tolerate breaches of procurement integrity and we hold industry accountable for the actions of their employees. We believe the suspension is necessary and we hope all contractors will take note and strive to enforce the highest integrity standards in their organizations.”

The Boeing Delta IV and Lockheed Martin’s Atlas V are the two families of EELVs developed with the Air Force to modernize and reduce the cost of the nation’s spacelift operation while providing the United States with assured access to space.

POC is Col Art Haubold or Maj Angela Billings, 703-695-0640.